EXHIBIT 10.2

OPERATING AGREEMENT

OF

AT HOME HEALTH MANAGEMENT LLC

AN ILLINOIS LIMITED LIABILITY COMPANY

This OPERATING AGREEMENT OF AT HOME HEALTH MANAGEMENT LLC, Limited Liability Company ("Operating Agreement"), dated as of December 13, 2013, is (a) adopted by the Manager(s) (as defined below) and (b) executed and agreed to by the Members (as defined below).

ARTICLE 1

DEFINITIONS

"Act" means the Illinois Limited Liability Company Act and any successor statute, as amended from time to time.

"Adjusted Capital Account Deficit" means the Capital Account maintained for each Member as of the end of each fiscal year of the Company after giving effect to the following adjustments:

(a)
Increased by any amounts which the Member is obligated to restore under the standards set forth in Treas. Reg. Sec. 1.704-1(b)(2)(ii)(c) or is deemed obligated to restore under Treas. Reg. Sec. 1.704-2(g)(1) (relating to minimum gains) and Treas. Reg. Sec. 1.704-2(i)(5) (relating to member minimum gain); and

(b)	Decreased by:

(i)
All losses and deductions that, as of the end of the applicable fiscal year, are reasonably expected to be allocated to the Member in years subsequent to the applicable fiscal year under Code Secs. 704(e)(2) and 706(d) and under Treas. Reg. Sec. 1.751-1(b)(ii); and

(ii)
Distributions that are reasonably expected to be made to the applicable Member to the extent that such distributions exceed offsetting increases in the applicable Member's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made. Notwithstanding anything to the contrary contained herein, an Adjusted Capital Account Deficit shall be determined in accordance with Treas. Reg. Sec. 1.704-1(b)(2)(ii)(d).

Exhibit 10.2 -- Page 1

"Adjusted Capital Contribution" means, as of any day, a Member's Capital Contribution adjusted as follows:

(a)
Increased by the amount of any Company liabilities which, in connection with distributions pursuant to Paragraphs 4.09(b) or (c) and 10.03, are assumed by such Member or are secured by any Company Property distributed to such Member; and

(b)
Reduced by the amount of cash and the fair market value (as determined by the Manager(s)) of any Company Property distributed to such Member pursuant to Paragraphs 4.09(b) and 10.03 and the amount of any liabilities of such Member assumed by the Company or which are secured by any Property contributed by such Member to the Company.

(c)
In the event any Person transfers all or any portion of his or her Interest, the transferee shall succeed to the Adjusted Capital Contribution of the transferor to the extent it relates to the transferred Interest.

"Affiliate" of another Person means: (a) any entity or individual that directly or indirectly controls or holds the power to vote 10% or more of the outstanding voting securities of the Person in question; (b) any Person 10% or more of whose voting securities are directly or indirectly owned, controlled or held with power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (d) any officer, director or partner of such other Person; and (e) if such other Person is an officer, director or partner, any company for which such Person acts in any such capacity.

"Agreed Value" of any Contributed Property means the fair market value of the property at the time of contribution as determined by the Manager(s) and the contributing Member; provided, however, that the Agreed Value of any Property deemed contributed to the Company for federal income tax purposes upon termination and reconstitution thereof pursuant to Code Sec. 708 shall be determined in accordance with Paragraph 3.06. Subject to Paragraph 3.06, in the event that more than a single item of Property is contributed to the Company in a single or integrated transaction, the Manager(s) shall use such method as they deem reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties among each separate property in proportion to the respective fair market value of each such Property.

"Articles of Organization" or "Articles" means the Articles of Organization filed for the Company in accordance with the Act.

Exhibit 10.2 -- Page 2

"Bankruptcy" means, with respect to any Member: (i) an assignment for the benefit of creditors; (ii) a voluntary petition in bankruptcy; (iii) adjudication as a bankrupt or insolvent; (iv) the filing of a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, regulation or law; (v) the filing of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of this nature; or (vi) seeking, consenting to, or acquiescing in the appointment of a trustee, receiver, or liquidator of such Member's properties or of all or any substantial part of the Member's properties.

"Book-Tax Disparity" shall mean with respect to any item of Contributed Property or Revalued Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Revalued Property and the adjusted basis thereof for federal income tax purposes as of such date. A Member's share of the Company's Book-Tax Disparities in all of its Contributed Property and Revalued Property will be reflected by the difference between such Member's Capital Account balance, as maintained pursuant to Article 3, and the balance of such Member's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

"Capital Contributions" means the total amount of capital contributed by a Member to the Company, as determined from time to time, which shall include cash contributions and the Net Agreed Value of any Contributed Property.

"Carrying Value" means:

(a)
With respect to a Contributed Property, the Agreed Value of such Property reduced (but not below zero) by all depreciation, depletion (computed as a separate item of deduction), amortization and cost recovery deductions charged to the Members' Capital Accounts;

(b)
With respect to a Revalued Property, the fair market value of such Property at the time of revaluation, as determined by the Manager(s) in accordance with Paragraph 3.07 hereof, reduced (but not below zero) by all depreciation, depletion, amortization and cost recovery deductions charged to the Members' Capital Accounts; and

(c)	With respect to any other Company Property, the adjusted basis of such Property for federal income tax purposes, all as of the time of determination.

The Carrying Value of any Property shall be adjusted from time to time in accordance with Paragraph 3.07(a) and (b) hereof.

"Code" means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

Exhibit 10.2 -- Page 3

"Company" means AT HOME HEALTH MANAGEMENT LLC, an Illinois Limited Liability Company.

"Company Minimum Gain" means, for any taxable year, the aggregate Minimum Gain attributable to all Nonrecourse Liabilities as of the end of such taxable year.

"Company Property" or "Property" means all properties, assets and rights of any type owned by the Company.

"Contributed Property" means any property contributed to the Company at any time or from time to time (or deemed contributed to the Company upon a termination and reconstitution thereof under Code Sec. 708). Once the Carrying Value of Contributed Property has been adjusted pursuant to Paragraph 3.07 hereof, such property shall be deemed Revalued Property and shall no longer be deemed Contributed Property.

"Corporation Act" means the Business Corporation Act of Illinois and any successor statute, as amended from time to time.

"Majority Interest" means one or more Members holding more than 50% of the Units.

"Manager" means any Person(s) named in the Articles as an initial manager(s) of the Company and any Person elected as a Manager of the Company as provided in this Operating Agreement, but does not include any Person who has ceased to be a Manager of the Company.

"Member" means each Person who acquires a Member ship Interest pursuant to this Operating Agreement and each Person hereafter admitted to the Company as a Member as provided in this Operating Agreement. The Members and their respective Interests are set forth on attached and incorporated Exhibit "A."

Exhibit 10.2 -- Page 4

"Member Minimum Gain" means with respect to each Member Nonrecourse Debt, the gain at any given time which would be realized by the Members if the Company disposed of the Property encumbered by or otherwise subject to such Member Nonrecourse Debt for no consideration other than the full satisfaction of such Member Nonrecourse Debt. If the applicable Property is subject to more than one liability, only that portion of the Property's adjusted tax basis which is allocated to the applicable Member Nonrecourse Debt under the immediately succeeding sentence shall be used to compute Member Minimum Gain. The adjusted basis of Company Property subject to two or more liabilities of equal priority shall be allocated among such liabilities in proportion to their outstanding balances, and the adjusted basis of Company Property subject to two or more liabilities of unequal priority shall be allocated to the liabilities of subordinate priority only to the extent of the excess, if any, of the adjusted basis of such Property over the aggregate outstanding balance of all liabilities of superior priority. The priorities of any liability or any group of liabilities shall be determined by reference to all applicable facts and circumstances including, without limitation, all agreements by and between applicable creditors and all applicable corporate, commercial, bankruptcy and other laws. If a Book-Tax Disparity exists with respect to any Company Property, Member Minimum Gain shall be determined by using the Carrying Value instead of the adjusted tax basis of such property.

"Member Nonrecourse Debt" means any Nonrecourse Liability to the extent a Member or a Person who is related (as defined in Treas. Reg. Sec. 1.752-1(a)(3)) to a Member bears the economic risk of loss, as determined under Treas. Reg. Sec. 1.752-2, with respect to such liability. In the event that any Member (or a Person related to any Member within the meaning of Treas. Reg. Sec. 1.752-1(a)(3)) bears the economic risk of loss for less than all of the outstanding balance of the Nonrecourse Liability, such Nonrecourse Liability shall be bifurcated in accordance with the principles of Treas. Reg. Sec. 1.752-2, and shall be treated as a Nonrecourse Liability to the extent that no Member (or related party) bears the economic risk of a loss, and as a Member Nonrecourse Debt to the extent that the applicable Member (or related party) bears the economic risk of loss. Notwithstanding anything to the contrary contained herein, Member Nonrecourse Debt shall be determined in accordance with Treas. Reg. Sec. 1.704-2 as the same may be modified or supplemented from time to time.

Exhibit 10.2 -- Page 5

"Member Nonrecourse Debt Deduction" means items of the Company's deductions, losses, and Code Sec. 705(a)(2)(B) expenditures (in each case computed based upon the Carrying Values of all Company assets if a Book-Tax Disparity exists with respect to such property) equal to the net increase, if any, in the amount of the aggregate Member Minimum Gain during any Company tax year ("Available Member Nonrecourse Debt Deductions"). If the net increase in the amount of Member Minimum Gain during any taxable year exceeds the Available Member Nonrecourse Debt Deductions, then the excess shall be carried over and treated as Member Minimum Gain of the applicable Member for the immediately succeeding taxable year and all taxable years thereafter until the cumulative Member Nonrecourse Debt Deductions for the applicable Member shall be equal to the sum of all net increases in Member Minimum Gain of the applicable Member for all Company years ending after the date of this Operating Agreement. Generally, Member Nonrecourse Debt Deductions of the Company for a year will consist first of depreciation or cost recovery deductions with respect to property of the Company giving rise to the increase in Member Minimum Gain to the extent of such increase with any excess made up pro rata of all other items of deductions.

"Membership Interest" or "Interest" means the membership interest or any or all interest of a Member in the Company, including the right to any and all benefits to which such Member may be entitled in accordance with this Operating Agreement, and the obligations as provided in this Operating Agreement and the Act.

"Minimum Gain" means, with respect to each Nonrecourse Liability of the Company, the gain (regardless of character) that would be realized by the Company if it disposed of the property encumbered by or subject to such Nonrecourse Liability for no consideration other than the full satisfaction of the Nonrecourse Liability. If property is subject to more than one liability, only that portion of the property's adjusted tax basis which is allocated to a Nonrecourse Liability under the immediately succeeding sentence shall be used to compute Minimum Gain. The adjusted basis of Company Property subject to two or more liabilities of equal priority shall be allocated among such liabilities in proportion to their outstanding balances, and the adjusted basis of Company Property subject to liabilities of unequal priority shall be allocated to the liabilities of subordinate priority only to the extent of the excess, if any, of the adjusted basis of such property over the aggregate outstanding balance of all liabilities of superior priority. The relative priorities of any liability or any group of liabilities shall be determined by reference to all applicable facts and circumstances including, without limitation, all agreements by and between applicable creditors and all applicable corporate, commercial, bankruptcy and other laws. If a Book-Tax Disparity exists with respect to any Company Property, the Minimum Gain shall be determined using the Carrying Value instead of the adjusted tax basis of the Property.

Exhibit 10.2 -- Page 6

"Net Agreed Value" means, as follows:

(a)
In the case of any Contributed Property, the Agreed Value of such property net of liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed to the Company, as determined in accordance with Code Sec. 752; and

(b)
In the case of any property distributed to a Member, the Company's Carrying Value of such property at the time such property is distributed, net of any indebtedness either assumed by such distributee Member upon such distribution or to which such property is subject at the time of distribution determined in accordance with Code Sec. 752.

"Net Cash from Sale or Refinancing" means the net cash proceeds from all sales and other dispositions (other than in the ordinary course of business) of Company Property and all refinancings of indebtedness of the Company, less any portion thereof used to establish reasonable reserves, all as determined by the Manager(s). "Net Cash from Sale or Refinancing" shall include all principal and interest payments with respect to any note or other obligation received by the Company in connection with sales and other dispositions (other than in the ordinary course of business) of Company Property.

"Net Cash Receipts" means the gross cash proceeds from the operation of the Company's business less the portion thereof used to establish reasonable reserves for or to pay Company expenses, debt payments and capital expenditures. "Net Cash Receipts" shall not include any cash proceeds which constitute Net Cash from Sale or Refinancing, shall not be reduced by depreciation, cost recovery, amortization or similar noncash deductions, and shall be increased by any reduction of reserves previously established by the Manager(s).

"Nonrecourse Deductions" has the meaning set forth in Treas. Reg. Sec. 1.704-2(b)(1).

"Nonrecourse Liability" means a nonrecourse liability as defined in Treas. Reg. Sec. 1.704-2(b)(3).

"Operating Agreement" has the meaning set forth in the introductory paragraph.

"Permitted Transfers" has the meaning set forth in Paragraph 5.03(i).

"Person" means any individual, corporation, trust, partnership, joint venture, limited liability company or other entity.

Exhibit 10.2 -- Page 7

"Preferred Distribution" means an annual rate of return to be determined by the Manager(s),cumulative but not compounded (prorated for any partial year), of the aggregate Adjusted Capital Contribution of each of the Members, from time to time, commencing on the first date each such Interest is issued and outstanding.

"Proceeding" has the meaning given that term in Paragraph 8.01.

"Profits" and "Losses" mean, for each fiscal year, an amount equal to the Company's taxable income or loss for such year, determined in accordance with Code Sec. 703(a) (including all items required to be stated separately) with the following adjustments:

(a)	Any income exempt from federal income tax shall be included;

(b)	Any expenditures of the Company described in Code Sec. 705(a)(2)(B) (including expenditures treated as such pursuant to Treas. Reg. Sec. 1.704-1(b)(2)(iv)(i)) shall be subtracted;

(c)	In the event any Company Property is revalued pursuant to Paragraph 3.07, the amount of such adjustment shall be taken into account in determining gain or loss from the disposition of such Property;

(d)	Any items which are specially allocated pursuant to Paragraph 4.03 or 4.04 shall not be taken into account in computing Profits or Losses;

(e)
Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value; and

(f)
In the case of Property having a Book-Tax Disparity, in lieu of depreciation, amortization or other cost recovery deductions allowable under the Code ("Tax Depreciation"), there shall be taken into account for each Property a depreciation allowance which bears the same ratio to its initial Agreed Value (or, with respect to Revalued Property, its initial Carrying Value) as the Tax Depreciation for such year bears to its beginning adjusted tax basis.

"Remaining Members" means all of the Members other than the Transferor.

Exhibit 10.2 -- Page 8

"Representative" means the legally appointed guardian of a mentally incapacitated Member, the conservator of a mentally incapacitated Member's assets or the legally appointed and qualified executor or personal representative of the estate of a deceased Member. In the event no such guardian, executor or personal representative is appointed, then the Representative shall mean the spouse of such incapacitated or deceased Member, or if such Member does not have a spouse or the spouse is not then living or is unable or unwilling to act, such Member's then living lineal descendants who are willing and capable of acting, one at a time in descending order of age but in no event younger than 21 years of age or, if none, such Member's then-living lineal ancestors who are willing and capable of acting, one at a time and in ascending order of age.

"Revalued Capital Accounts" means the Capital Accounts of the Members adjusted to reflect the Unrealized Gain or Unrealized Loss attributable to each item of Company Property as if such Unrealized Gain or Unrealized Loss had been recognized on a sale of such property and had been allocated to the Members in accordance with Article 4.

"Revalued Property" shall mean any Property the Carrying Value of which has been adjusted in accordance with Paragraph 3.07(a) or (b). If a Revalued Property is deemed distributed by, and recontributed to, the Company for federal income tax purposes upon a termination of the Company pursuant to Code Sec. 708, such Property shall constitute a Contributed Property until the Carrying Value of such Property is subsequently adjusted (if at all) pursuant to Paragraph 3.07(a) or (b).

"Sharing Ratio" shall mean the percentage that each Member's Units bears to all outstanding Units.

"Transfer" means, with respect to any or all of an Interest, a sale, assignment, gift or any other disposition, whether voluntary, involuntary or by operation of law.

"Transferor" means a Member who proposes to make a voluntary Transfer of his or her Interest, a Withdrawing Member, or the Representative of a Withdrawing Member.

"Treasury Regulations," "Treas. Reg." or "Reg." means the income tax regulations promulgated under the Code as amended from time to time (including corresponding provisions of succeeding regulations).

"Unit" means an Interest representing a Capital Contribution of 1/10,000 of the total Capital Contributions to the Company from all sources.$100.00 to the Company.

"Unrealized Gain" attributable to any item of Company Property means, as of any date of determination, the excess, if any, of (a) the fair market value of such Property (as determined under Paragraph 3.07 hereof) as of such date, over (b) the Carrying Value of such Property as of such date (prior to any adjustment to be made pursuant to Paragraph 3.07 as of such date).

Exhibit 10.2 -- Page 9

"Unrealized Loss" attributable to any item of Company Property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such Property as of such date (prior to any adjustment to be made pursuant to Paragraph 3.07 as of such date), over (b) the fair market value of such Property (as determined under Paragraph 3.07) as of such date.

"Withdrawing Member" has the meaning given that term in Paragraph 5.03(b).

ARTICLE 2

ORGANIZATION

Paragraph 2.01 Formation. The Company has been organized as an Illinois limited liability company under and pursuant to the Act and the issuance of a certificate of organization for the Company by the Secretary of State of Illinois. The rights and obligations of the Members shall be as set forth in the Act except as this Operating Agreement expressly provides otherwise.

Paragraph 2.02 Name. The name of the Company is "AT HOME HEALTH MANAGEMENT LLC" and all Company business shall be conducted in that name or such other name the Manager(s) may select from time to time and which is in compliance with all applicable laws.

Paragraph 2.03 Registered Office and Registered Agent and Principal Office. The registered office of the Company required by the Act to be maintained in the State of Illinois shall be the office of the initial registered agent named in the Articles or such other office as the Manager(s) may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Illinois shall be the initial registered agent named in the Articles or such other Person or Persons as the Manager(s) may designate from time to time. The principal office of the Company shall be at such place as the Manager(s) may designate from time to time, and the Company shall maintain records there as required by the Act (and shall keep the street address of such principal office at the registered office of the Company in the State of Illinois).

Paragraph 2.04 Purposes. The purposes of the Company are those set forth in the Articles.

Paragraph 2.05 Foreign Qualification. The Manager(s) shall not permit the Company to engage in any business outside the State of Illinois unless and until the Company has complied with the requirements necessary to qualify the Company as a foreign limited liability company in the jurisdiction in which the Company shall conduct business.

Exhibit 10.2 -- Page 10

Paragraph 2.06 Term. The Company commenced on the date of issuance of a certificate of organization and shall continue in existence until the time fixed in the Articles, or such earlier time as may be determined in accordance with the terms of this Operating Agreement.

Paragraph 2.07 Recapitalization, Acquisitions, Restructuring and Mergers. The Company may participate in or be a party to any recapitalization, acquisition, restructuring or merger in accordance with and as allowed by the Act.

Paragraph 2.08 Entity Declaration. The Company shall not be a general partnership, a limited partnership or a joint venture, and no Member or Manager shall be considered a partner or joint venturer of or with any other Member or Manager, for any purposes other than for federal and state tax purposes, and this Operating Agreement shall not be construed otherwise.

ARTICLE 3

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

Paragraph 3.01 Initial Contributions. The Members shall make Capital Contributions to the Company in cash in the amount set forth in attached and incorporated Exhibit "A."

Paragraph 3.02 Subsequent Contributions. No Member shall be obligated to make any Capital Contributions to the Company other than those set forth on Exhibit "A."

Paragraph 3.03 Return of Capital Contributions. Except as expressly provided herein, no Member shall be entitled to the return of any part of his or her Capital Contributions or to be paid interest in respect of either his or her Capital Account or his or her Capital Contributions. An unpaid Capital Contribution is not a liability of the Company or of any Member or Manager.

Paragraph 3.04 Loans by Manager(s) and Members. Any Manager or Member may, but is not obligated to, loan to the Company such sums as the Manager(s) determine to be appropriate for the conduct of the Company's business, upon the written consent of the Manager(s). Any such loans shall be made upon terms and for such maturities as the Manager(s) determine are commercially reasonable.

Exhibit 10.2 -- Page 11

Paragraph 3.05 Capital Accounts. A separate Capital Account shall be maintained for each Member in accordance with Treas. Reg. Sec. 1.704-1(b)(2)(iv). Subject to the requirements of Treas. Reg. Sec. 1.704-1(b)(2)(iv), each Capital Account:

(a)
shall be credited with: (i) all cash contributions of such Member to the Company; (ii) the Net Agreed Value of Contributed Property; (iii) such Member's share of the Company's Profits; (iv) the amount of any liabilities of the Company assumed by such Member (other than liabilities included in the netting process of Subparagraph (b)(ii) below or increases in the Member's share of the Company's liabilities determined in accordance with the provisions of Code Sec. 752); and (v) the amount of any basis increase in Company Property attributable to investment credit recapture allocated to such Member; and

(b)
shall be debited for: (i) distributions of cash to such Member; (ii) the Net Agreed Value of Company Property distributed to such Member; (iii) such Member's share of the Company's Losses (including expenditures which can neither be capitalized nor deducted for tax purposes, organization and syndication expenses not subject to amortization, and loss on sale or disposition of Company Property, whether or not disallowed under the rules of Code Sec. 267 or 707, but excluding losses or deductions described in Treas. Reg. Secs. 1.704-1(b)(4)(i) or (iii)); (iv) the amount of any liabilities of such Member assumed by the Company (other than liabilities already included in the netting process of subparagraph (a)(ii) above or decreases in the Member's share of the Company's liabilities deter mined in accordance with the provisions of Code Sec. 752); and (v) the amount of any basis decrease in Company Property attributable to investment credit recapture allocated to such Member.

Paragraph 3.06 Capital Accounts Upon Sale or Exchange of Membership Interests. Upon the sale or exchange of an Interest, the following shall apply: (i) if such sale or exchange causes a termination of the Company in accordance with Code Sec. 708(b)(1)(B), the Company's Property shall be deemed to have been distributed to the Members in a liquidation of the Company and to have been recontributed to a new Company, and the Capital Accounts of the Members shall be redetermined in accordance with Paragraph 3.07; or (ii) if such sale or exchange does not cause a termination of the Company in accordance with Code Sec. 708(b)(1)(B), the Capital Account of the selling or exchanging Member will be transferred to the transferee on a pro rata basis.

Exhibit 10.2 -- Page 12

Paragraph 3.07 Revaluation of Capital Accounts Upon the Occurrence of Certain Events.

(a)
Contributions. In accordance with the provisions of Treas. Reg. Sec. 1.704-1(b)(2)(iv)(f) if, after the initial capital is contributed pursuant to Paragraph 3.01, money or property in other than a de minimis amount is contributed to the Company in exchange for an Interest, the Capital Accounts of the Members and Carrying Values of all the Company's Property (determined immediately prior to such issuance) shall be adjusted to reflect the Unrealized Gain or Unrealized Loss attributable to each such Company Property as if such Unrealized Gain or Unrealized Loss had been recognized on a sale of each such item of Company Property immediately prior to such issuance and had been allocated to the Members in accordance with Article 4. In determining the Unrealized Gain or Unrealized Loss, the fair market value of Company Property shall be as deter mined by the Manager(s).

(b)
Distributions. In accordance with the provisions of Treas. Reg. Sec. 1.704-1(b)(2)(iv)(f), if money or Company Property in other than a de minimis amount is distributed (including any deemed distribution under Paragraph 3.06(i)) to a Member in exchange for all or part of an Interest, the Capital Accounts of the Members and the Carrying Values of all the Company's Property (determined immediately prior to such distribution) shall be adjusted to reflect the Unrealized Gain or Unrealized Loss attributable to each item of Company Property as if such Unrealized Gain or Unrealized Loss had been recognized on a sale of each such item of Company Property immediately prior to such distribution and had been allocated to the Members in accordance with Article 4. In determining the Unrealized Gain or Unrealized Loss, the fair market value of the distributed Property shall be as determined by the Manager(s).

Paragraph 3.08 Capital Shortfall.

(a)
Definition. For purposes of this Operating Agreement, the term "Capital Shortfall" shall mean an amount of additional cash which, in the reasonable judgment of the Manager(s), is required by the Company for the development, improvement, maintenance and/or operation of the Property or for the payment of the Company's obligations under all contracts and agreements to which it is a party (excluding any liabilities or indebtedness incurred on behalf of the Company as a result of a breach of a Member's obligations under this Agreement) to the extent not otherwise funded from loans and other Company funds.

Exhibit 10.2 -- Page 13

(b)
Funds Request; Contribution. If the Manager(s) determine from time to time the existence of a Capital Shortfall, the Manager(s) shall use their best efforts to arrange for the Company to borrow from third parties on a nonrecourse basis all of the required funds on commercially reasonable terms. If, and to the extent that the Manager(s) determine in good faith that the required funds cannot be borrowed on reasonable terms, the Manager(s) may then request that the Members contribute to the Company their respective shares of such Capital Shortfall by providing each Member with written notice of such request ("Funds Request"). Each Member may, but is not required to, within thirty (30) days after receipt of the Funds Request ("Contribution Date"), contribute to the Company its proportionate share of the additional capital ("Additional Capital Contribution") required pursuant to such Capital Shortfall, which share shall bear the same ratio to the total capital required by such Capital Shortfall as such Member's Sharing Ratio bears to the total Sharing Ratios of all Members. No Member may elect to contribute less than its full proportionate share of the additional capital so required.

In no event shall this Operating Agreement be construed by the parties hereto or by any third party to require that any Member loan or contribute any portion of any Capital Shortfall or make any additional Capital Contribution whatsoever to the Company. If the Members choose to contribute their respective shares of a Capital Shortfall declared by the Members, they shall make their contributions in cash to the Company on or before the Contribution Date. If any Member chooses not to make such contribution (a "Deficiency"), the provisions of Paragraph 3.08(c) shall apply.

(c)
Election Not To Contribute. If any Member ("Noncontributing Member") fails to make his or her Additional Capital Contribution pursuant to Paragraph 3.08(b) on or before the Contribution Date therefore ("Contribution Failure"), the Members other than the Noncontributing Member ("Contributing Members") may in each such event elect, if the Contributing Members theretofore have made the Additional Capital Contributions requested in the Funds Request pursuant to Paragraph 3.08(b), to request a return of their respective Additional Capital Contributions. Upon any Contributing Member's request, the Company shall return such Additional Capital Contribution to such Contributing Member and such Contributing Member may retain such amount until all Noncontributing Members shall have made the Additional Capital Contributions specified to be made by them in the Funds Request pursuant to Paragraph 3.08(b).

Exhibit 10.2 -- Page 14

Following a Contribution Failure, any Contributing Member who does not request a return of his or her contribution may elect to either lend the Deficiency to a Noncontributing Member pursuant to Paragraph 3.08(c)(i) or contribute the Deficiency to the Company and dilute the Interest of a Noncontributing Member pursuant to Paragraph 3.08(c)(ii). If there is more than one Noncontributing Member, any Contributing Member must elect the same alternative with respect to each Noncontributing Member. Further, if there is more than one Contributing Member, the Contributing Members must each elect the same alternative with respect to the Deficiency of a particular Noncontributing Member without any obligation to elect either of such alternatives with respect to any other Noncontributing Member:

(i)
All but not less than all of the Deficiency may be paid by such Contributing Member (in accordance with the provisions of Paragraph 3.08(c) (iii)) on behalf of the Non contributing Member, in which event the Capital Account of such Noncontributing Member shall be credited with the amount of such contribution and such amount shall constitute a debt ("Contribution Loan") owed by such Noncontributing Member to such Contributing Member. A Contribution Loan shall bear interest at the prime commercial lending rate of interest announced and as adjusted from time to time by the First National Bank of Chicago ("Prime Rate") plus one per cent (1%) per annum (but not to exceed the maximum rate permitted by law) until paid and shall be payable (with interest as aforesaid) only out of distributions (as hereinafter provided). If a Contribution Loan is outstanding to a Noncontributing Member, then any distribution to be made by the Company pursuant to Paragraph 4.08, 4.09 or 10.03 to the Noncontributing Member shall be deemed received by the Noncontributing Member and shall instead be paid to the Contributing Member, to be applied against such Contribution Loan, first to interest and then to principal, until the full amount of such Contribution Loan, including accrued interest, is paid. If more than one Contribution Loan to the same Noncontributing Member is outstanding at the time of any distribution, then such distribution shall be made in payment first of accrued, unpaid interest and then principal to the Contributing Member or Members in order of priority based on the inverse chronological order in which the Contribution Loans were made (i.e., the most recent Contribution Loan to be paid first in full). If more than one Contribution Loan was made to the same Noncontributing Member with respect to the same Deficiency, then such Contribution Loans shall be paid pro rata (on the basis of the amount outstanding of such loans) to the Contributing Members and otherwise in accordance with the preceding sentence. All Contribution Loans, with interest as aforesaid, shall be nonrecourse as to the Noncontributing Member, and shall be secured by the Noncontributing Member's Membership Interest, and the Noncontributing Member hereby grants a security interest in such Membership Interest to the Contributing Member and hereby irrevocably appoints each Contributing Member, and any of their respective officers, as its attorney-in-fact with full power to prepare and execute any documents, instruments and agreements, including, but not limited to, any note evidencing the Contribution Loans, and such Uniform Commercial Code financing statements, continuation statements, and other security instruments as may be appropriate to perfect and continue such security interest in favor of the Contributing Member or Members. Said security interest shall terminate upon repayment in full of the principal and interest of the Contribution Loans. Any Additional Capital Contribution so contributed by the Contributing Member or Members on behalf of a Noncontributing Member shall, for purposes of Paragraph 3, be deemed made by the Noncontributing Member; or

Exhibit 10.2 -- Page 15

(ii)
All but not less than all of the Deficiency may be paid by the Contributing Member or Members as contributions to the Company's capital (in accordance with the provisions of Paragraph 3.08(c)(iii)) in which event:

(1)	the Sharing Ratio of any Member who paid his or her Additional Capital Contribution, but did not pay any of the Noncontributing Member's Deficiency, shall not be adjusted;

(2)
the Sharing Ratio of any Contributing Member who pays all or part of the Deficiency shall be increased to a percentage determined by dividing all of such Member's Capital Contributions (including the payment of the Deficiency) by the total of all of the Capital Contributions of all of the Members and multiplying such fraction by 110%; and

(3)	the Sharing Ratio of the Noncontributing Member shall be reduced by the same amount that the Sharing Ratios of the Contributing Members were increased pursuant to clause (2) above.

(iii)
Contribution Loans to a Noncontributing Member under Paragraph 3.08(c)(i) and/or Additional Capital Contributions under Paragraph 3.08(c)(ii) with respect to a Noncontributing Member's Deficiency shall be made by the Contributing Member or Members within thirty (30) days of such Contribution Date.

ARTICLE 4

ALLOCATIONS AND DISTRIBUTIONS

Paragraph 4.01 Allocation of Profits. After giving effect to the special allocations set forth in Paragraph 4.03, Profits for each fiscal year shall be allocated in the following order and priority:

(a)
First, to the Members in an amount equal to the excess, if any, of (i) the cumulative Losses allocated pursuant to Paragraph 4.02(a)(iii) hereof for all prior fiscal years, over (ii) the cumulative Profits allocated pursuant to this Paragraph 4.01(a) for all prior fiscal years;

(b)
Second, to the Members in an amount equal to the excess, if any, of (i) the sum of (A) the cumulative Preferred Distribution from the inception of the Company to the last day of such fiscal year, and (B) the cumulative Losses allocated pursuant to Paragraph 4.02(a)(ii) for all prior fiscal years, over (ii) the cumulative Profits allocated pursuant to this Paragraph 4.01(b) for all prior fiscal years; and

Exhibit 10.2 -- Page 16

(c)	The balance, if any, to the Members in accordance with the Sharing Ratio.

Paragraph 4.02 Losses. After giving effect to the special allocations set forth in Paragraph 4.03 hereof, Losses for any fiscal year shall be allocated as set forth in Paragraph 4.02(a) below, subject to the limitations in Paragraph 4.02(b) below.

(a)	Losses for any fiscal year shall be allocated in the following order and priority;

(i)
First, to the Members in accordance with the Sharing Ratio in an amount equal to the excess, if any, of (A) the cumulative Profits allocated pursuant to Paragraph 4.01(c) hereof for all prior fiscal years, over (B) the cumulative Losses allocated pursuant to this Paragraph 4.02(a)(i) for all prior fiscal years;

(ii)
Second, to the Members in an amount equal to the excess, if any, of (A) the cumulative Profits allocated pursuant to Paragraph 4.01(b) hereof for all prior fiscal years, over (B) the cumulative Losses allocated pursuant to this Paragraph 4.02(a)(ii) for all prior fiscal years; and

(iii)	The balance, if any, to the Members in accordance with the Sharing Ratio.

(b)
The Losses allocated pursuant to Paragraph 4.02(a) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event some but not all of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to Paragraph 4.02(a), the limitation set forth in this Paragraph 4.02(b) shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Treas. Reg. Sec. 1.704-1(b)(2)(ii)(d).

Paragraph 4.03 Special Allocations. Items of income, gain, loss and deduction shall be allocated in accordance with the provisions of this Paragraph 4.03 without regard to the allocation provisions contained in Paragraphs 4.01 and 4.02, in the following order:

(a)
Minimum Gain Chargeback. Notwithstanding any other provision of this Article 4, if there is a net decrease in Minimum Gain during any Company fiscal year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Minimum Gain, determined in accordance with Treas. Reg. Sec. 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treas. Reg. Sec. 1.704-2(f)(6) and (j)(2). This Paragraph 4.03(a) is intended to comply with the minimum gain chargeback requirement in Treas. Reg. Sec. 1.704-2(f) and shall be interpreted consistently therewith.

Exhibit 10.2 -- Page 17

(b)
Member Minimum Gain Chargeback. Notwithstanding any other provision of this Article 4 except Paragraph 4.03(a), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company fiscal year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treas. Reg. Sec. 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treas. Reg. Sec. 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to the Members pursuant thereto. The items to be so allocated shall be determined in accordance with Treas. Reg. Sec. 1.704-2(i)(4) and (j)(2). This Paragraph 4.03(b) is intended to comply with the minimum gain chargeback requirement in Treas. Reg. Sec. 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)
Qualified Income Offset. If any Member's Capital Account is unexpectedly adjusted for, or such Member is unexpectedly allocated or there is unexpectedly distributed to such Member any item described in Treas. Reg. Sec. 1.704-1(b)(2)(ii)(d)(4)-(6), and such treatment creates or increases a Member's Adjusted Capital Account Deficit, then without regard to the allocations provided in Paragraphs 4.01 and 4.02, the Company shall allocate to such Member items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible; provided that an allocation pursuant to this Paragraph 4.03(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 4 have been tentatively made as if this Paragraph 4.03(c) were not in this Operating Agreement.

(d)
Gross Income Allocation. In the event that a Member has a deficit Capital Account at the end of any Company fiscal year which is in excess of the sum of (i) the amount the Member is obligated to restore pursuant to any provision of this Operating Agreement, and (ii) the amount the Member is deemed to be obligated to restore pursuant to Treas. Reg. Sec. 1.704-2(g) and (i)(5), the Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this paragraph shall be made if and to the extent that the Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 4 have been tentatively made as if this Paragraph 4.03(d) were not in this Operating Agreement.

(e)	Nonrecourse Deductions. Nonrecourse Deductions, if any, for any fiscal year shall be allocated to the Members in accordance with the Sharing Ratio.

Exhibit 10.2 -- Page 18

(f)
Member Nonrecourse Debt Deductions. Any Member Nonrecourse Debt Deductions for any fiscal year shall be allocated to the Member who bears the risk of loss with respect to the liability to which such Member Nonrecourse Debt Deductions are attributable in accordance with Treas. Reg. Sec. 1.704-2(i).

Paragraph 4.04 Curative Allocations. The allocations set forth in Paragraphs 4.02(b) and 4.03 ("Regulatory Allocations") are intended to comply with certain requirements of Treas. Reg. Sec. 1.704-1(b). Notwithstanding any other provision of Article 4 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other profits, losses and items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other profits, losses and other items and the Regulatory Allocations to each Member shall be equal to the amount that would have been allocated if the Regulatory Allocations had not occurred.

Paragraph 4.05 Code Section 704(c) Allocations. In accordance with Code Sec. 704(c), income, gain, loss and deduction concerning any Contributed Property shall, solely for tax purposes, be allocated among the Members to take account of any variation between the adjusted tax basis of such property and the Net Agreed Value of such property upon contribution. If the value of any Company asset is adjusted under Paragraph 3.07 of this Operating Agreement, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted tax basis of such asset for federal income tax purposes and its Carrying Value in the same manner as under Code Sec. 704(c). Allocations under this Paragraph 4.05 are solely for purposes of federal income taxes and shall not affect or be taken into account in computing any Member's Capital Account.

Paragraph 4.06 Other Allocation Rules.

(a)
In the event Members are admitted to the Company on different dates, the Profits or Losses allocated to the Members for each such fiscal year during which Members are so admitted shall be allocated among the Members in proportion to the number and class of Interests each holds from time to time during such fiscal year in accordance with Code Sec. 706, using any convention permitted by law and selected by the Manager(s).

(b)
Solely for purposes of determining a Member's proportionate share of the Company's "excess nonrecourse liabilities" within the meaning of Treas. Reg. Sec. 1.752-3(a)(3), and solely for such purpose, the Member's Sharing Ratio is specified to be h-- applicable Interest.

Exhibit 10.2 -- Page 19

(c)
Except as otherwise provided in this Operating Agreement, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the year.

Paragraph 4.07 Allocations Concerning Transferred Interests. Unless the Code requires otherwise, any Profits or Losses allocable to an Interest which has been transferred during any year shall be allocated among the Persons who were holders of such Interest during such year by taking into account their varying interests during such taxable year in accordance with Code Sec. 706(d) and using any convention selected by the Manager(s).

Paragraph 4.08 Distributions of Net Cash Receipts. Except as otherwise provided in Paragraph 10.03, Net Cash Receipts, if any, shall be distributed within thirty (30) days after the end of each fiscal year, in the following order and priority:

(a)	First, to the Members, an amount equal to the accrued but unpaid Preferred Distribution; and

(b)	The balance, if any, to the Members in accordance with the Sharing Ratio.

Paragraph 4.09 Distribution of Net Cash from Sale or Refinancing. Except as otherwise provided in Paragraph 10.03, Net Cash from Sale or Refinancing shall be distributed, within ten (10) days following the receipt thereof, in the following order and priority:

(a)	First, to the Members in an amount equal to the accrued but unpaid Preferred Distribution, payable in proportion to the unpaid amount owing to each Member;

(b)	Second, to the Members in an amount equal to their Adjusted Capital Contributions, payable in proportion to the unpaid amounts thereof; and

(c)	The balance, to the Members in accordance with the Sharing Ratio.

  ARTICLE 5

MEMBERSHIP; DISPOSITIONS OF INTERESTS

Paragraph 5.01 Initial Members. The initial members of the Company are the Persons executing this Operating Agreement as Members as of the date of this Operating Agreement, each of which is admitted to the Company as a Member effective contemporaneously with the execution by such Person of this Operating Agreement.

Exhibit 10.2 -- Page 20

Paragraph 5.02 Representations and Warranties. Each Member hereby represents and warrants to the Company and to each other Member that: (a) if that Member is a corporation, it is duly organized, validly existing, and in good standing under the law of the state of its incorporation and is duly qualified and in good standing as a foreign corporation in the jurisdiction of its principal place of business (if not incorporated therein); (b) if that Member is a limited liability company, it is duly organized, validly existing, and (if applicable) in good standing under the law of the state of its organization and is duly qualified and (if applicable) in good standing as a foreign limited liability company in the jurisdiction of its principal place of business (if not organized therein); (c) if that Member is a partnership, trust, or other entity, it is duly formed, val idly existing, and (if applicable) in good standing under the law of the state of its formation, and if required by law is duly qualified to do business and (if applicable) in good standing in the jurisdiction of its principal place of business (if not formed therein), and the representations and warranties in clauses (a)-(c), as applicable, are true and correct with respect to each partner (other than limited partners), trustee, or other member thereof; (d) the Member has full corporate, limited liability company, partnership, trust, or other applicable power and authority to execute and agree to this Operating Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery, and performance of this Operating Agreement by that Member have been duly taken; (e) the Member has duly executed and delivered this Operating Agreement; (f) the Member's authorization, execution, delivery, and performance of this Operating Agreement does not conflict with (i) any law, rule or court order applicable to that Member, (ii) that Member's articles of incorporation, bylaws, partnership agreement, operating agreement or articles of organization, or (iii) any other agreement or arrangement to which that Member is a party or by which it is bound; (g) the Member is acquiring its Interest for its own account for investment and not with a view to the resale, distribution or fractionalization thereof; (h) the Member has, alone or together with his or her purchaser representative (if any), such knowledge and experience in financial matters that he or she is capable of evaluating the relative risks and merits of this investment; (i) the Member has adequate means of providing for his or her current needs and personal contingencies and has no need for liquidity in this investment; (j) all documents and records requested by the Member have been delivered or made available to him and the Member's investment decision is based upon his or her own investigation and analysis and not the representations or inducements of any Manager or Member; and (k) the Member understands that the Interests have not been, and will not be, registered under the Securities Act of 1933 in reliance upon applicable exemptions from registration.

Exhibit 10.2 -- Page 21

Paragraph 5.03 Restrictions on Transfer of Membership Interests.

(a)
Voluntary Transfer. If a Member intends to Transfer any Membership Interests he or she owns to any Person other than the Company, he or she shall give ninety (90) days prior written notice to the Company and the Remaining Members of his or her intention to do so ("Transfer Notice"). The Transfer Notice, in addition to stating the Member's intention to Transfer his or her Membership Interests, shall state: (i) the number of Units he or she desires to Transfer; (ii) the name, business and residence address of the proposed transferee; (iii) whether the proposed Transfer constitutes a Permitted Transfer and, if so, the relationship between the transferor and the transferee; and (iv) whether or not the proposed Transfer is made at arm's length for full and valuable consideration and, if so, the amount of the consideration and the other terms of the sale. If the proposed Transfer of the Membership Interests identified in the Transfer Notice qualifies as a Permitted Transfer, the Company and the Remaining Members shall not have an option to purchase the Transferor's Interest, and instead the provisions of Paragraph 5.03(e) and (g) of this Operating Agreement shall apply. If, how ever, the proposed Transfer of the Membership Interests identified in the Transfer Notice does not qualify as a Permitted Transfer, then: (1) for sixty (60) days following the Company's receipt of the Transfer Notice (the "Company Option Period"), the Company shall have the option to purchase all or any portion of the Membership Interests which are proposed to be transferred, for the price and upon the terms set forth in Paragraph 5.03(j); and (2) if and to the extent that the Company does not exercise its option to purchase such Membership Interests within said sixty (60) day period, the Remaining Members, for a period of fifteen (15) days following the expiration of the Company Option Period (such period to be subject to extension pursuant to Paragraph 5.03(c)(i)), shall have an option to purchase all of the Membership Interests which have not been purchased by the Company, at the price and upon the terms set forth in Paragraph 5.03(j).

(b)
Involuntary Transfers. Except in the case of a Permitted Transfer, in the event of the death, incompetency, bankruptcy, withdrawal or dissolution of a Member (a "Withdrawing Member"), (i) for a period of ninety (90) days after the Company receives actual notice thereof, the Company shall have the option to purchase all or any portion of the Withdrawing Member's Interest, for the price and upon the terms set forth in Paragraph 5.03(j), and (ii) if the Company does not exercise its option to purchase all of such Withdrawing Member's Interest, then for a period ending fifteen (15) days after the close of the Company's 90-day option period, the Remaining Members shall have an option to purchase all, but not less than all, of the Withdrawing Member's Interest at the price set forth in Paragraph 5.03(j)(i)(2) and upon the same terms as provided for an option regarding a voluntary transfer in Paragraph 5.03(a) of this Operating Agreement. If the Company and the Remaining Members do not exercise their option, the provisions of Paragraph 5.03(e) and (g) shall apply to the Withdrawing Member and his or her Representative, if any.

Exhibit 10.2 -- Page 22

(c)	Exercise of Options.

(i)
More than One Remaining Member. Irrespective of any contrary provision of this Operating Agreement, if there is an option to purchase Membership Interests under this Operating Agreement, and there is more than one Remaining Member who has such an option, the option period specified in the paragraph of this Operating Agreement which grants the option in question to the Remaining Members ("Original Option Period"), shall be extended for ten (10) additional days. The ten (10)-day period of extension of the Original Option Period shall be referred to in this Operating Agreement as the "Extension Period." All purchase options granted to the Remaining Members in this Operating Agreement shall be subject to the following provisions:

(A)
Initial Option. During the Original Option Period, each Remaining Member shall have the option to purchase that number of Units subject to the option ("Option Units") which bears the same proportion to the total number of Option Units as the number of Units owned by such Remaining Member at the commencement of the Original Option Period bears to the total number of Units which all such Remaining Members then owned.

(B)
Additional Option. If any Remaining Member fails to exercise his or her option to purchase his or her proportionate number of Option Units, each Remaining Member who exercised his or her option to purchase his or her proportionate number of Option Units shall, during the Extension Period, have an option to purchase those Option Units with respect to which a Remaining Member or Members have failed to exercise their respective options to purchase. If only one Remaining Member exercised his or her initial option to purchase his or her proportionate number of Option Units, said Remaining Member shall have the option to purchase all of the unpurchased Option Units. If two or more Remaining Members exercised their initial options to purchase their respective proportionate number of Option Units, each such Remaining Member shall have the option to purchase that number of unpurchased Option Units which bears the same proportion to the total number of unpurchased Option Units as the number of Units which each such Remaining Member owned at the commencement of the Original Option Period bears to the total number of Units which all such Remaining Members then owned; provided, however, that all the Remaining Members may by agreement among themselves determine the proportions in which some or all of them may exercise the options granted in this Paragraph.

Exhibit 10.2 -- Page 23

(ii)
Means of Exercise. The Company and the Remaining Members who exercise any option granted by this Article 5 shall do so by giving written notice ("Exercise Notice") of the exercise of their respective options within the time periods provided in this Paragraph 5.03 as follows: to each of the Members and the Withdrawing Member's Representative in the case of an exercise by the Company; and to each of the other Members, the Company and the Withdrawing Member's Representative in the case of an exercise by one or more of the Remaining Members. Exercise of any option shall be subject to compliance with the requirements of Paragraph 5.03(e).

(iii)
Voting To Exercise. A Transferor, in his or her capacity as a Member, shall not be entitled to vote in the Company's determination of whether to exercise any purchase option granted by this Operating Agreement or with respect to any decisions or actions involving the purchase option or the consummation of the exercise thereof.

(d)
Nonexercise of Options. If the Remaining Members and the Company fail to exercise the purchase options granted by Paragraph 5.03(a) of this Operating Agreement, the Transferor may, within thirty (30) days following the expiration of the option period for the Remaining Members, Transfer the Interests to the transferee named in the Transfer Notice, subject to the terms of this Operating Agreement; provided, however, that such Transfer must be upon the terms and for the consideration specified in said Transfer Notice. If the Transfer is not upon the terms or is not to the transferee stated in the Transfer Notice, or is not made within said thirty (30) day period, or if the Transferor, after the Transfer, reacquires all or any portion of the transferred Units, the Transfer shall be void and without legal or other effect.

Exhibit 10.2 -- Page 24

(e)
Requirements for Transfer. Subject to any restrictions on transferability required by law (including the Securities Act of 1933, any state securities or "Blue Sky" law, and the rules promulgated thereunder), and subject to the provisions of Paragraph 5.03(a), each Member shall have the right to Transfer (but not to substitute the assignee as a substitute Member in his or her place, except in accordance with Paragraph 5.03(g) hereof), by a written instrument, the whole or any part of his or her Interest, provided that: (i) the transferee is a citizen and resident of the United States, and otherwise not a tax-exempt entity under Section 168(h) of the Code; (ii) the Transferor delivers to the Manager(s) an unqualified opinion of counsel in form and substance satisfactory to counsel designated by the Manager(s) that neither the Transfer nor any offering in connection therewith violates any provision of any federal or state securities law; (iii) the transferee executes a statement that he or she is acquiring such Interest or such part thereof for his or her own account for investment and not with a view to distribution, fractionalization or resale thereof; and (iv) the Company receives a favorable opinion of the Company's legal counsel that such Transfer would not result in the termination of the Company (within the meaning of Section 708(b) of the Code) or termination of its status as a partnership under the Code; provided, further, that the Manager(s) may elect to waive the requirement of the opinions of counsel set forth in Paragraph 5.03(e)(ii) and (iv) above should they, in their sole discretion, determine that the cost or time delays involved in procuring such opinions may impede the Company's ability to effect the contemplated Transfer.

(f)
Effectiveness of Assignment. No Transfer shall be effective unless and until the requirements of Paragraph 5.03(e) are satisfied. The Transfer by a Member of all or part of his or her Interest shall become effective on the first day of the calendar month immediately succeeding the month in which all of the requirements of this Paragraph 5.03 have been met, and the Manager(s) have received from the Transferor a transfer fee sufficient to cover all expenses of the Company connected with such transfer; provided, however, that the Manager(s) may elect to waive this fee in their sole discretion. All distributions prior to the effective date shall be made to the Transferor and all distributions made there after shall be made to the transferee.

(g)	Requirements for Admission. No transferee of the whole or a portion of a Member's Interest shall have the right to become a Member unless and until all of the following conditions are satisfied:

(i)
A duly executed and acknowledged written instrument of transfer approved by the Manager(s) has been filed with the Company setting forth: (A) the intention of the transferee to be admitted as a Member; (B) the notice address of the transferee; and (C) the number of Units transferred by the Transferor to the transferee;

Exhibit 10.2 -- Page 25

(ii)	The opinions of counsel described in Paragraph 5.03(e) above are delivered to the Manager(s);

(iii)
The Transferor and transferee execute and acknowledge, and cause such other Persons to execute and acknowledge, such other instruments and provide such other evidence as the Manager(s) may reasonably deem necessary or desirable to effect such admission, including without limitation: (A) the written acceptance and adoption by the transferee of the provisions of this Operating Agreement including a representation and warranty that the representations and warranties in Paragraph 5.02 are true and correct with respect to the transferee; (B) the transferee's completion of a purchaser qualification questionnaire which will enable counsel for the Company to determine whether such proposed substitution is consistent with the requirements of a private placement exemption from registration under the Securities Act of 1933 and relevant state law; and (C) the transferee's completion, if applicable, of an acknowledgement of the use of a purchaser representative, and such representative's completion of a purchaser representative questionnaire which will enable counsel for the Company to determine whether such proposed substitution is consistent with the requirements of a private placement exemption from registration under the Securities Act of 1933 and relevant state law;

(iv)
The admission is approved by a majority of the Manager(s) who are also Members ("Member-Manager(s)"); or, if there are no Member-Manager(s) (or the Transferor is the only Member-Manager), then the admission is approved by all of the remaining Members in the Company other than the Transferor; and

(v)
A transfer fee has been paid to the Company by the Transferor sufficient to cover all expenses in connection with the transfer and admission, including but not limited to attorney's fees for the legal opinions referred to in Paragraph 5.03(e) and Paragraph 5.03(g), subject to the Manager(s)' right to waive this fee in their sole discretion.

(h)
Rights of Mere Assignees. If a transferee of an Interest is not admitted as a Member, he or she shall be entitled to receive the allocations and distributions attributable to the transferred Interest, but he or she shall not be entitled to inspect the Company's books and records, receive an accounting of Company financial affairs, exercise the voting rights of a Member, or otherwise take part in the Company's business or exercise the rights of a Member under this Operating Agreement.

Exhibit 10.2 -- Page 26

(i)
Permitted Transfers. Notwithstanding any of the other provisions of this Paragraph 5.03, a Member may Transfer his or her Interest to his or her then legal spouse or to one or more of his or her children, whether natural or adopted, if the Interest is transferred by reason of the Transferor's death or incapacity ("Permitted Transfers"). Any such transferee may be admitted as a Member only upon compliance with the provisions of Paragraph 5.03(g), failing which the transferee shall have the rights set forth in Paragraph 5.03(h).

(j)	Purchase Price and Terms.

(i)
Purchase Price. If the Company or the Remaining Members exercise its or their option (such Person or Persons shall be referred to as the "Optionors"), the purchase price which the Optionors shall pay for the Transferor's Membership Interest following the exercise of an option to purchase under Paragraph 5.03(a) or Paragraph 5.03(b) shall be an amount equal to: (1) the purchase price as stated in the Transfer Notice where (a) the proposed transfer is for full and adequate consideration and (b) the transferee identified in the Transfer Notice is not a member of the Transferor's family or an Affiliate of the Transferor; and (2) in all other cases, the value of the Transferor's Membership Interest as mutually agreed upon by the Transferor and the Optionors or, if they cannot agree within ten (10) days after the date of the final Exercise Notice, the amount which the Transferor would receive if all of the Company Property were sold for its fair market value and the proceeds were distributed in accordance with Paragraph 10.03. An independent M.A.I. appraiser ("Qualified Appraiser") experienced in conducting appraisals of assets similar to the Company Property shall conduct an appraisal of all of the Company Property to determine its fair market value ("First Appraisal"). The Optionor shall select a Qualified Appraiser to perform the First Appraisal and shall assume the cost of the First Appraisal. If, within five (5) days after receipt of the First Appraisal, the Transferor disputes the value determined by the First Appraisal, the Transferor may obtain, at his or her own cost, a second appraisal ("Second Appraisal") of the fair market value of the Company Property by a Qualified Appraiser of h-- choice. If the parties agree, the Second Appraisal shall be used to determine the value of the Company Property. If the two appraisals are performed and the parties cannot agree within ten (10) days which of the appraisals accurately reflects the value of the Company Property, then the two appraisers selected under this subparagraph shall select a Qualified Appraiser to conduct a third appraisal ("Third Appraisal") of the fair market value of the Company Property. The fair market value of the Company Property established by the Third Appraisal shall be final and binding in all respects on both parties. The Optionors and the Transferor shall each pay fifty percent (50%) of the costs of the Third Appraisal.

Exhibit 10.2 -- Page 27

(ii)
Payment of Purchase Price and Closing. The closing of any sale and purchase of the Transferor's Member ship Interest in the Company shall be within thirty (30) days from the later of (1) the date of the final Exercise Notice; or (2) delivery of the final appraisal performed pursuant to Paragraph 5.03(j)(i). The Optionors shall pay the purchase price: (1) at the time and in accordance with the terms and conditions as stated in the Transfer Notice, where the purchase price is determined pursuant to Paragraph 5.03(j)(i)(1); or (2) at the closing in all other cases, unless the parties agree on different terms. The Transferor shall deliver documents satisfactory to the Optionors conveying h-- Membership Interest free and clear of all liens, claims and encumbrances, any of which may be paid out of the purchase price, with the remainder, if any, paid to the Transferor. If the purchase price is insufficient to satisfy any such liens, the Transferor shall discharge the balance.

Paragraph 5.04 Additional Members. Additional Persons may be admitted to the Company as Members and Membership Interests may be created and issued to those Persons and to existing Members upon the approval of all of the then Members of the Company and all of the then serving Managers of the Company, and on such terms and conditions as an 80% majority of those Members and the Manager(s) may determine at the time of admission. The terms of admission or issuance must specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers and duties. The Manager(s) shall reflect the creation of any new class or group in an amendment to this Operating Agreement indicating the different rights, powers and duties, and such an amendment shall be executed by all of the Members. The provisions of this Paragraph 5.04 shall not apply to Transfers of Membership Interests.

Paragraph 5.05 Interests in Member. A Member that is not a natural person may not cause or permit an ownership interest, direct or indirect, in itself to be disposed of if, after the disposition: (a) the Company would be considered to have terminated within the meaning of Code Sec. 708; or (b) without the written consent of the Manager(s) and a Majority Interest, that Member shall cease to be controlled by substantially the same Persons who controlled it as of the date of the Member's admission to the Company. For a period of 120 days after notice to the Company of any Member's breach of the provisions of clause (b) of the immediately preceding sentence, the Company shall have the option to buy, and on exercise of that option the breaching Member shall sell, the breaching Member's Membership Interest, at the price determined in accordance with Paragraph 5.03(j)(i)(2). The breaching Member shall deliver documents satisfactory to the Company conveying his or her Membership Interest free and clear of all liens, claims and encumbrances, any of which may be paid out of the purchase price, with the remainder, if any, paid to the breaching Member. If the purchase price is insufficient to satisfy any such liens, the breaching Member shall discharge the balance.

Exhibit 10.2 -- Page 28

Paragraph 5.06 Information.

(a)
In addition to the other rights specifically set forth in this Operating Agreement, each Member is entitled to all information to which that Member is entitled to have access pursuant to the Act under the circumstances and subject to the conditions therein stated.

(b)
The Members acknowledge that, from time to time, they may receive information from or regarding the Company in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Company or Persons with which it does business. Each Member shall hold in strict confidence any information it receives regarding the Company that is identified as being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any Person other than another Member or a Manager, except for disclosures: (i) compelled by law (but the Member must notify the Manager(s) promptly of any request for that information, before disclosing it if practicable); (ii) to advisers or representatives of the Member or Persons to which that Member's Membership Interest may be transferred as permitted by this Operating Agreement, but only if the recipients have agreed to be bound by the provisions of this Paragraph 5.06(b); or (iii) of information that Member also has received from a source independent of the Company that the Member reasonably believes obtained that information without breach of any obligation of confidentiality. The Members acknowledge that breach of the provisions of this Paragraph 5.06(b) may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this Paragraph 5.06(b) may be enforced by specific performance without posting bond.

Paragraph 5.07 Liability to Third Parties.  No Member or Manager shall, by virtue of his or her status as a Member or his or her ownership of an Interest, be liable for the debts, obligations or liabilities of the Company, including but not limited to a judgment decree or order of a court.

Paragraph 5.08 Withdrawal.  A Member does not have the right to withdraw from the Company as a Member, and agrees not to do so.

Paragraph 5.09 Lack of Authority.  No Member (other than a Manager or an officer appointed by the Manager(s)) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company.

Exhibit 10.2 -- Page 29

ARTICLE 6

POWERS AND DUTIES OF MANAGER(S)

Paragraph 6.01 Management of Company.  Management of the Company shall be initially vested in Rose Gallagher, as sole Manager; and if if or while she is unable or unwilling to act as Manager, then the sole Manager shall be Daniel Gallagher; and if or while neither of the above shall be able and willing to serve as Manager, then the sole manager shall be Shawn Gallagher.  If or while none of the above is able and willing to act as Manager, then a replacement Manager or Managers shall be elected by Members holding a majority of Units in the Company for terms to be determined by Members holding a majority of Units in the Company as described below.  Except as otherwise specifically limited herein, the Manager(s) shall have the exclusive right to manage the Company's business. Accordingly, except as otherwise specifically limited in this Operating Agreement or under applicable law, the Manager(s) shall: (i) manage the affairs and business of the Company; (ii) exercise the authority and powers granted to the Company; and (iii) otherwise act in all other matters on behalf of the Company. No contract, obligation or liability of any kind or type can be entered into on behalf of the Company by any Member other than an existing Manager of the Company. The Manager(s) shall take all actions which shall be necessary or appropriate to accomplish the Company's purposes in accordance with the terms of this Operating Agreement.

Paragraph 6.02 Specific Rights and Powers of Manager(s).  Subject to the approval rights of the Members set forth in Paragraph 6.03 of this Operating Agreement and except as otherwise specifically limited in this Operating Agreement or under applicable law, in addition to the rights and powers which they may have in accordance with Paragraph 6.01, the Manager(s) shall have all specific rights and powers required for the management of the business of the Company including, without limitation, the right to do the following:

(a)	Manage and invest Company assets;

(b)	Purchase and sell real estate on behalf of the Company;

(c)	Incur all reasonable expenditures and pay all obligations of the Company;

(d)
Execute any and all documents or instruments of any kind which the Manager(s) deem necessary or appropriate to achieve the purposes of the Company, including, with out limitation, contracts, agreements, leases, subleases, easements, deeds, notes, mortgages and other documents or instruments of any kind or character or amendments of any such documents or instruments;

(e)	Purchase or lease equipment for Company purposes;

(f)
Raise capital and/or borrow money from individuals, banks and other lending institutions for any Company purpose, and mortgage or pledge any or all Company Properties; to secure or provide for the repayment of such loans; obtain replacements of any mortgage or mortgages in whole or in part, refinance, recast, modify, extend or consolidate any mortgage affecting Company Property;

Exhibit 10.2 -- Page 30

(g)
Procure and maintain, at the expense of the Company and with responsible companies, such insurance as may be available in such amounts and covering such risks as are appropriate in the reasonable judgment of the Manager(s), including insurance policies insuring the Manager(s) against liability arising as a result of any action they may take or fail to take in their capacity as Manager(s) of the Company;

(h)	Employ and dismiss from employment any and all Company employees, agents, independent contractors, attorneys and accountants;

(i)	Supervise the preparation and filing of all Company tax returns;

(j)	Determine when the Company shall request additional contributions from member(s);

(k)	Authorize distributions from the Company; and

Paragraph 6.03 Approval of Members.  Notwithstanding any contrary provision of this Operating Agreement, the Manager(s) shall not take any of the following actions without first obtaining the written approval by (a) the Manager(s) and (b) by Members holding at least two-thirds (2/3) of the Units in the Company:

(a)	Increase the rate of compensation payable by the Company to the Manager(s) or any officers or Affiliates of the Manager(s);

(b)
Amend Exhibit "A" to this Agreement from time to time to reflect any changes either (i) approved by an Extraordinary Majority Interest of the Member(s) or (ii) to reflect changes in Capital Contributions of Member(s) as described in Section 3.08 of this Agreement;

(c)	Amend this Operating Agreement or the Articles of Organization for the Company.

Paragraph 6.04 Number, Tenure and Qualifications. The initial Manager shall serve as Manager of the Company until he either becomes unable or unwilling to hold such office; in which event, the named successor manager shall serve as Manager of the Company until it either becomes unable or unwilling to hold such office; in which event, the successor Manager(s) shall be elected by a simple majority in interest of the Members, who shall at that time also determine the term and number of such Managers.  Each such successor Manager shall serve until his or her successor has been elected and qualified.  Manager(s) need not be residents of Illinois.  The number of successor Manager(s) elected by the Members may be increased or decreased from time to time by resolution of the Members; but no decrease shall have the effect of shortening the term of any incumbent Manager.

Exhibit 10.2 -- Page 31

Paragraph 6.05 Regular Meetings. Regular meetings of the Manager(s) shall be held at such times and places as shall be designated from time to time by resolution of the Manager(s).

Paragraph 6.06 Special Meetings. Special meetings of the Manager(s) may be called by or at the request of any Manager. The person or persons authorized to call the special meeting of the Manager(s) may fix any place as the place for holding the special meeting of the Manager(s).

Paragraph 6.07 Notice.  Notice of any special meeting of the Manager(s), if more than one, shall be given no fewer than three business days and no more than ten business days prior to the date of the meeting. Notices shall be delivered in the manner set forth in Paragraph 11.02. The attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Manager(s) need be specified in the notice or waiver of notice of such meeting.

Paragraph 6.08 Quorum.  A majority of the number of Manager(s) shall constitute a quorum for transaction of business at any meeting of the Manager(s), provided that if less than a majority of such number of Manager(s) are present at said meeting, a majority of the Manager(s) present may adjourn the meeting at any time without further notice.

Paragraph 6.09 Manner of Acting.  The act of the majority of the Manager(s) present at a meeting at which a quorum is present shall be the act of the Manager(s), unless the act of a greater number is required by statute, this Operating Agreement or the Articles.

Paragraph 6.10 Vacancies.  Any vacancy occurring among the Manager(s), and any Manager position to be filled by reason of an increase in the number of Manager(s), shall be filled by election at a meeting of the Members.

Paragraph 6.11 Action Without Meeting. Unless specifically prohibited by the Articles, any action required to be taken at a meeting of the Manager(s), or any other action which may be taken at a meeting of the Manager(s), or of any committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all the Manager(s) entitled to vote with respect to the subject matter thereof, or by all the members of such committee, as the case may be. Any such consent signed by all the Manager(s) or all the members of the committee shall have the same effect as a unanimous vote, and may be stated as such in any document filed with the Secretary of State or with anyone else.

Exhibit 10.2 -- Page 32

Paragraph 6.12 Committees.  The Manager(s) may, by resolution, create one or more committees and appoint Members or Manager(s) to serve on the committee or committees. Each committee shall have two or more members, who serve at the pleasure of the Manager(s).
Unless the appointment by the Manager(s) requires a greater number, a majority of any committee shall constitute a quorum and a majority of committee members acting at a meeting at which a quorum is present is necessary for committee action. A committee may act by unanimous consent in writing without a meeting. Subject to the provisions of this Operating Agreement or action by the Manager(s), the committee by majority vote of its members shall determine the time and place of meetings and the notice required therefor.
To the extent specified by the Manager(s) or in the Articles, each committee may exercise the authority of the Manager(s); provided, however, a committee may not:

(a)	authorize distributions;

(b)	approve or recommend to Members any act required to be approved by Members;

(c)	fill vacancies of Manager(s) or on any of its committees;

(d)	adopt, amend or repeal the Operating Agreement;

(e)	approve a plan of merger;

(f)	authorize or approve reacquisition of Interests;

(g)	authorize or approve the issuance or sale, or contract for sale, of Interests or determine the designation and relative rights, preferences, and limitations of a series of Interests; or

(h)	amend, alter, repeal, or take action inconsistent with any resolution or action of the Manager(s).

Paragraph 6.13 Resignation and Removal of Manager.  A Manager may resign at any time upon written notice to the other Manager(s) (or, if none, to the Members). One or more of the Manager(s), other than the Manager and successor Manager specifically designated in Section 6.01 above, may be removed with or without cause by the affirmative vote of Members holding at least eighty percent (80%) of the Units. A Person shall cease to be a Manager upon such person's or its bankruptcy, death, mental incompetency.

Exhibit 10.2 -- Page 33

Paragraph 6.14 Telephonic Meetings.  The Manager(s) or any committee of the Manager(s) may participate in and act at any meeting of Manager(s) through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such meeting shall constitute attendance and presence in person at the meeting of the person or persons so participating.

Ø
Paragraph 6.15 Compensation. The Manager(s) shall receive compensation for their services as provided in any employment contract between the Manager(s) and the Company or Accelera Innovations, Inc.  In addition, the Manager(s) shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder. The Manager(s) shall not receive any other fees or salaries for serving as managers of the Company.

Paragraph 6.16 Conflicts of Interest. The Manager(s) need not devote full time to the Company's business, but shall devote such time as they, in their discretion, deem necessary to manage the Company's affairs in an efficient manner. Subject to the other express provisions of this Operating Agreement, each Manager, Member and agent of the Company at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ventures in competition with the Company, with no obligation to offer to the Company or any other Member, Manager or agent the right to participate therein. Except as otherwise provided in this Operating Agreement, the Company may transact business with any Manager, Member, agent or Affiliate thereof provided the terms of those transactions are no less favorable than those the Company could obtain from unrelated third parties.

Paragraph 6.17 Agents.  The Manager(s) may, by resolution, designate one or more individuals as agents of the Company. No agent need be a Manager, Member or resident of Illinois.  Each agent shall have the authority and shall perform the duties as designated by the Manager(s). Vacancies may be filled or new offices created and filled by resolution of the Manager(s).  Any agent elected or appointed by the Manager(s) may be removed by the Manager(s) whenever in their judgment the best interests of the Company would be served; provided, however, such removal shall be without prejudice to the con tract rights, if any, of the person so removed.

Exhibit 10.2 -- Page 34

ARTICLE 7

MEETINGS OF MEMBERS

Paragraph 7.01 Meetings. Meetings of the Members may be called by any Manager or by Members holding not less than forty-five percent (45%) of the Units. The meeting shall be held at the principal place of business of the Company or as designated in the notice or waiver of notice of the meeting. No Manager shall be removed at a meeting of Members unless the notice of such meeting shall state that a purpose of the meeting is to vote upon the removal of one or more Manager(s) named in the notice. Only the named Manager or Manager(s) may be removed at such meeting.

Paragraph 7.02 Notice. Notice of any meeting of the Members shall be given no fewer than five business days and no more than thirty calendar days prior to the date of the meeting. Notices shall be delivered in the manner set forth in Paragraph 11.02 and shall specify the purpose or purposes for which the meeting is called. The attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Paragraph 7.03 Quorum.  The holders of a majority of the Units, present in person or represented by proxy, shall constitute a quorum for transaction of business at any meeting of the Members, provided that if the holders of less than a majority of the Units are present at said meeting, the holders of a majority of the Units present may adjourn the meeting at any time without further notice.

Paragraph 7.04 Manner of Acting. The act of the holders of a majority of the Units present at a meeting at which a quorum is present shall be the act of the Members, unless the act of a greater number (such as a Majority Interest) is required by statute, this Operating Agreement or the Articles.

Paragraph 7.05 Limited Actions.  Notwithstanding anything in this Operating Agreement to the contrary, the Member(s) shall have no authority to amend this Operating Agreement or the Articles of Organization for the Company without the prior written consent of the then serving Manager(s) of the Company:

Paragraph 7.06 Action Without Meeting.  Unless specifically prohibited by the Articles, any action required to be taken at a meeting of the Members or any other action which may be taken at a meeting of the Members, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the Members were present and voting. Prompt notice of the taking of the action without a meeting by less than unanimous con sent shall be given in writing to those Members who did not consent in writing.

Exhibit 10.2 -- Page 35

Paragraph 7.07 Telephonic Meetings.  The Members may participate in and act at any meeting of Members through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such meeting shall constitute attendance and presence in person at the meeting of the person or persons so participating.

Paragraph 7.08 Proxies.  Each Member entitled to vote at a meeting of Members or to express consent or dissent to action in writing without a meeting may authorize another Person or Persons to act for him by proxy. Such proxy shall be deposited at the principal offices of the Company not less than 48 hours before a meeting is held or action is taken, but no proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

Paragraph 7.09 Voting of Interests.  Each outstanding Unit shall be entitled to one vote upon each matter submitted to a vote of the Members. In all elections for Manager(s), the Members shall not have the right to cumulative voting.

ARTICLE 8

INDEMNIFICATION

Paragraph 8.01 Right to Indemnification. Subject to the limitations and conditions provided in this Article 8 and in the Act, each Person ("Indemnified Person") who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative ("Proceeding"), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she or it, or a Person of whom he or she or it is the legal representative, is or was a Member or a Manager of the Company or is or was serving as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise that is or was a Manager, shall be indemnified by the Company against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable costs and expenses (including, without limitation, attorneys' fees) actually incurred by such Indemnified Person in connection with such Proceeding if such Indemnified Person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, that the Indemnified Person had reasonable cause to believe that his or her conduct was unlawful.

Exhibit 10.2 -- Page 36

Paragraph 8.02 Derivative Claims.  Subject to the limitations and conditions provided in this Article 8 and in the Act, the Company shall and does hereby indemnify any Person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person is or was a Manager of the Company, or is or was serving as a manager, director, officer, employee or agent of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise that is or was a Manager, against expenses (including attorneys' fees) actually and reasonably incurred by such Per son in connection with the defense or settlement of such action or suit, if such Person acted in good faith and in a manner --he reasonably believed to be in, or not opposed to, the best interests of the Company, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable for negligence or misconduct in the performance of h-- duty to the Company unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

Paragraph 8.03 Success on Merits.  To the extent that a Person has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Paragraph 8.01 or 8.02, or in defense of any claim, issue or matter therein, such Person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such Person in connection therewith.

Paragraph 8.04 Determinations.  Any indemnification under Paragraph 8.01 or 8.02 (unless ordered by a court) shall be made by the Company only as authorized in the specific case, upon a determination that indemnification of the Manager, director, employee or agent is proper in the circumstances because --he has met the applicable standard of conduct set forth therein. Such determination shall be made (i) by the holders of a majority of the Units held by Members who were not parties to such Proceeding, or (ii) if such a quorum is not obtainable or, even if obtainable, if the holders of a majority of Units held by disinterested Members so direct, by the Company's independent legal counsel in a written opinion.

Paragraph 8.05 Survival.  Indemnification under this Article 8 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article 8 shall be deemed contract rights, and no amendment, modification or repeal of this Article 8 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.

Exhibit 10.2 -- Page 37

Paragraph 8.06 Advance Payment.  The right to indemnification conferred by this Article 8 shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred in advance of the final disposition of the Proceeding and without any determination as to the Person's ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under this Article 8 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified under this Article 8 or otherwise.

Paragraph 8.07 Indemnification of Employees and Agents. The Company, by adoption of a resolution of the Manager(s), may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Manager(s) under this Article 8; and the Company may indemnify and advance expenses to Persons who are not or were not Manager(s), employees or agents of the Company but who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partner ship, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of h-- status as such a Person to the same extent that it may indemnify and advance expenses to Manager(s) under this Article 8.

Paragraph 8.08 Appearance as Witness.  Notwithstanding any other provision of this Article 8, the Company may pay or reimburse expenses incurred by a Manager in connection with his or her appearance as a witness or other participation in a Proceeding at a time when he or she is not a named defendant or respondent in the Proceeding.

Paragraph 8.09 Nonexclusivity of Rights.  The right to indemnification and the advancement and payment of expenses conferred by this Article 8 shall not be exclusive of any other right which a Manager or other Person may have or hereafter acquire under any law (common or statutory), provision of the Articles or Operating Agreement, agreements, vote of Members or disinterested Manager(s) or otherwise.

Paragraph 8.10 Insurance.  The Company may purchase and maintain insurance, at its expense, to protect itself and any Indemnified Person against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article 8.

Exhibit 10.2 -- Page 38

Paragraph 8.11 Member Notification.  To the extent required by law, any indemnification of or advance of expenses to a Manager in accordance with this Article 8 shall be reported in writing to the Members with or before the notice or waiver of notice of the next Members' meeting or with or before the next submission to Members of a consent to action without a meeting and, in any case, within the 12-month period immediately following the date of the indemnification or advance.

Paragraph 8.12 Savings Clause.  If Paragraph 8.01, 8.02 or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager or any other Indemnified Person as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article 8 that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE 9

BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

Paragraph 9.01 Maintenance of Books and Records. The Company shall keep books and records of accounts and shall keep minutes of the proceedings of its Members, its Manager(s) and each committee of the Manager(s) at the registered office of the Company. In addition, the Company shall maintain the following at its registered office:

(a)	A current list of the full name and last known business address of each Member and Manager, separately identifying the Members in alphabetical order and the Manager(s) in alphabetical order;

(b)	A copy of the filed Articles of Organization and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any document has been executed;

(c)	Copies of the Company's federal, state and local income tax returns and reports and financial statements, if any, for the three (3) most recent years;

(d)	Copies of this Operating Agreement and any amendments thereto; and

(e)	Unless contained in this Operating Agreement, the Articles of Organization or in any amendments thereto, a writing setting out:

(1)	The amount of cash, a description and statement of the agreed value of the other property or services contributed by each Member and which each Member has agreed to contribute;

Exhibit 10.2 -- Page 39

(2)	The items as to which or events on the happening of which any additional contributions agreed to be made by each Member are to be made;

(3)	Any right of a Member to receive, or of a Manager to make, distributions which include a return of all or any part of the Member's contribution; and

(4)	Any events upon the happening of which the Company is to be dissolved and its affairs wound up.

Records kept pursuant to this Paragraph 9.01 are subject to inspection and copying at the reasonable request, and at the expense, of any Member or Manager during ordinary business hours.

Paragraph 9.02 Reports. On or before the 90th day following the end of each fiscal year during the term of the Company, the Manager(s) shall cause each Member to be furnished with a federal (and where applicable state) income tax reporting Form K-1 or its equivalent and a financial report for the preceding fiscal year which shall include a balance sheet and a profit and loss statement prepared in accordance with generally accepted accounting principles applied on a consistent basis.

Paragraph 9.03 Taxable Year and Accounting Method. The Company's taxable and fiscal years shall be the calendar year. The Company shall initially use the accrual method of accounting.

Paragraph 9.04 Tax Elections.  All elections required or permitted to be made by the Company under the Code shall be made by the Manager(s) upon the consent of a Majority Interest. In particular:

(i)	The Company shall elect to deduct expenses incurred in organizing the Company ratably over a 60-month period as provided in Section 709 of the Code;

(ii)
In case of a Transfer of all or part of any Interest, the Company may elect, in a timely manner pursuant to Section 754 of the Code and pursuant to corresponding provisions of applicable state and local tax laws, to adjust the basis of Company Property pursuant to Sections 734 and 743 of the Code;

(iii)	The Company shall elect to deduct start-up expenditures ratably over a 60-month period as provided in Section 195 of the Code; and

(iv)	The Company shall not elect to be excluded from the application of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code or corresponding provisions of state or local law.

Exhibit 10.2 -- Page 40

Paragraph 9.05 Bank Accounts.  All funds of the Company are to be deposited in the Company's name in such bank accounts or investment accounts as may be designated by the Manager(s) and shall be withdrawn on the signature of any Manager, or such other Person or Persons as the Manager(s) may authorize. The Company's funds may not be commingled with the funds of any Manager or Member.

Paragraph 9.06 " Tax Matters Partner." A majority of the Manager(s) who are Members shall designate one Manager that is a Member to be the "tax matters partner" of the Company pursuant to Code Sec. 6231(a)(7); or, if there is no Manager that is a Member, the "tax matters partner" shall be a Member that is designated as such by a Majority Interest. The Person so designated is authorized to take such actions as are permitted by Code Secs. 6221 through 6233.

ARTICLE 10

DISSOLUTION, LIQUIDATION AND TERMINATION

Paragraph 10.01 Events of Dissolution.  The Company shall be dissolved and shall commence winding up its affairs upon the first to occur of the following:

(a)	The time fixed in the Articles as the expiration of the term of the Company;

(b)	The vote of Members holding 80% of the Units;

(c)	Any event which makes it unlawful or impossible to carry on the Company's business;

(d)	The sale, disposition or abandonment of all or substantially all of the Company Property;

(e)	The entry of a decree of judicial dissolution under the Act;

(f)
The death, insanity, retirement, resignation, expulsion, dissolution or Bankruptcy of any Member-Manager, or any other event that terminates the membership of a Member-Manager in the Company unless, within ninety (90) days after such event, Members owning a majority in interest of the Sharing Ratios owned by the remaining Members agree in writing to continue the business of the Company; or

(g)
If the Company has no Member-Manager(s), the death, insanity, retirement, resignation, expulsion, dissolution or Bankruptcy of any Member, or any other event that terminates the membership of a any Member in the Company, unless, within ninety (90) days after such event continuation of the Company's business is approved in the manner set forth in Paragraph 10.01(f).

Exhibit 10.2 -- Page 41

Paragraph 10.02 Winding Up.  Upon the dissolution of the Company, the Manager(s) shall wind up the Company's affairs and satisfy the Company's liabilities. The Manager(s) shall liquidate all of the Company Property as quickly as possible consistent with obtaining the full fair market value of said Property. During this period, the Manager(s) shall continue to operate Company Property and all of the provisions of this Operating Agreement shall remain in effect. The Manager(s) shall notify all known creditors and claimants of the dissolution of the Company in accordance with the Corporation Act and the Act.

                Paragraph 10.03 Final Distribution.  The proceeds from the liquidation of the Company Property shall be distributed as follows:

(a)	First, to creditors, including Members and Manager(s) who are creditors, until all of the Company's debts and liabilities are paid and discharged (or provision is made for payment thereof); and
(b)
The balance, if any, to the Members, in proportion to their Capital Accounts as of the date of such distribution, after giving effect to all contributions, distributions, and allocations for all periods.

Paragraph 10.04 Distributions in Kind.  In connection with the termination and liquidation of the Company, the Manager(s) shall attempt to sell all of the Property. To the extent that Property is not sold, each Member will receive a pro rata share of any distribution in kind. Any Property distributed in kind upon liquidation of the Company shall be treated as though the Property were sold and the cash proceeds distributed.

Paragraph 10.05 No Recourse Against Manager(s).  The Members shall look solely to the assets of the Company for the return of their investment, and if the Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return such investment, they shall have no recourse against the Manager(s), any Affiliate of any Manager, or any other Member.

Paragraph 10.06 Purchase by Member or Manager.  A Manager, Member or an Affiliate of a Manager or Member may, if -- he so desires, purchase an item of Property upon liquidation provided that: (a) the purchase price is at fair market value as determined by an independent appraiser selected by the Managers; and (b) at least 15 days' advance notice of the proposed sale has been given to all other Members.

Paragraph 10.07 Deficit Capital Accounts.  Notwithstanding anything to the contrary contained in this Operating Agreement, and notwithstanding any custom or rule of law to the contrary, the deficit, if any, in the Capital Account of any Member upon dissolution of the Company shall not be an asset of the Company and such Member shall not be obligated to contribute such amount to the Company to bring the balance of such Member's Capital Account to zero.

Exhibit 10.2 -- Page 42

Paragraph 10.08 Articles of Dissolution.  On completion of the distribution of Company assets as provided herein, the Company is terminated, and the Manager(s) (or such other Person or Persons as the Act may require or permit) shall file articles of dissolution with the Secretary of State, cancel any other filings made pursuant to Paragraph 2.05 and take such other actions as may be necessary to terminate the Company.

ARTICLE 11

GENERAL PROVISIONS

Paragraph 11.01 Entire Agreement and Amendment.  This Operating Agreement embodies the entire understanding among the Members concerning the Company and their relationship as Members and supersedes any and all prior negotiations, understandings or agreements. This Operating Agreement may be amended or modified from time to time only by a written instrument executed (a) by the Manager(s) and (b) by Members holding at least two-thirds (2/3) of the Units in the Company.

Paragraph 11.02 Notices.  All notices and demands required or permitted under this Operating Agreement shall be in writing, as follows: (i) by actual delivery of the notice into the hands of the party entitled to receive it; (ii) by mailing such notice by registered or certified mail, return receipt requested, in which case the notice shall be deemed to be given on the date of its mailing; or (iii) by Federal Express or any other overnight carrier, in which case the notice shall be deemed to be given as of the date it is sent. All notices which concern this Operating Agreement shall be addressed as follows:

If to the Company:
Accelera Innovations, Inc.
20511 Abbey Drive
Frankfort IL 60423

If to the Manager(s):
Rose Gallagher
Suite 1
9435 Bormet Drive
Mokena IL 60448

Copy to:
David R. Barr
Attorney at Law
21322 Kildare Avenue
Matteson IL 60443

If to the Members:  To the address as shown from time to time on the records of the Company. Any Member may specify a different address, which change shall become effective upon receipt of such notice by the Manager(s).

Exhibit 10.2 -- Page 43

Paragraph 11.03 Severability.  If any provision of this Operating Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this Operating Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid, shall not be affected.

Paragraph 11.04 Parties Bound.  This Operating Agreement shall be binding upon the Members, the Manager(s) and their respective successors, assigns, heirs, devisees, legal representatives, executors and administrators.

Paragraph 11.05 Applicable Law.  The laws of the State of Illinois, including the provisions of the Illinois Limited Liability Act of 1997, as amended if amended, shall govern this Operating Agreement, to the extent that they are not inconsistent with the specific provisions of this Operating Agreement. The Members irrevocably agree that all actions or proceedings in any way, manner or respect, arising out of or from or related to this Operating Agreement shall be litigated only in courts having situs within Cook County, Illinois. Each Member hereby consents and submits to the jurisdiction of any local, state or federal court located within said county and state and hereby waives any rights it may have to transfer or change the venue of any such litigation. The prevailing party in any litigation in connection with this Operating Agreement shall be entitled to recover from the other party all costs and expenses, including without limitation fees of attorneys and paralegals, incurred by such party in connection with any such litigation. To the extent permitted by applicable law, the pro visions of this Operating Agreement shall override the provisions of the Act to the extent of any inconsistency or contradiction between them.

Paragraph 11.06 No Strict Construction.  It is the intent of the Members that this Operating Agreement shall be deemed to have been prepared by all of the parties to the end that no Member shall be entitled to the benefit of any favorable interpretation or construction of any term or provision hereof under any rule or law.

Paragraph 11.07 Partition.  Each Member irrevocably waives any right that it may have to maintain any action for partition with respect to Company Property.

Paragraph 11.08 Headings.  The headings in this Operating Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Operating Agreement or any provision.

Paragraph 11.09 Counterparts.  This Operating Agreement may be executed in multiple counterparts with separate pages, and each such counterpart shall be considered an original, but all of which together shall constitute one and the same instrument.

Paragraph 11.10 Pronouns.  All pronouns shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

Exhibit 10.2 -- Page 44

Paragraph 11.11 Effect of Waiver or Consent.  A waiver or con sent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations hereunder or with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person. Failure on the part of a Person to complain of any act or to declare any Person in default hereunder, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default.

                Paragraph 11.12 Further Assurances.  Each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Operating Agreement and the transactions contemplated herein.

Paragraph 11.13 Indemnification for Breach.  To the fullest extent permitted by law, each Member shall indemnify the Company, each Manager and each other Member and hold all of them harmless from and against all losses, costs, liabilities, damages and expenses (including, without limitation, costs of suit and attorneys' fees) they may incur on account of any material breach by that Member of this Operating Agreement.

Paragraph 11.14 Disclosure and Waiver of Conflicts.  The Members acknowledge and agree that: (i) the attorney that prepared this Operating Agreement ("Attorney") acted as legal counsel to the Company and not to any of the Members; (ii) the Members have been advised by the Attorney that the interests of the Members are opposed to each other and are opposed to the interests of the Company and, accordingly, the Attorney's representation of the Company may not be in the best interests of the Members; and (iii) each of the Members has been advised by the Attorney to retain separate legal counsel. Notwithstanding the foregoing, the Members (i) desire the Attorney to represent the Company; (ii) acknowledge that they have been advised to retain separate counsel and have waived their right to do so; and (iii) jointly and severally forever waive any claim that the Attorney's representation of the Company or preparation of this Operating Agreement constitutes a conflict of interest.

Paragraph 11.15 1997 Act.   This Operating Agreement shall be governed by the provisions of the Illinois Limited Liability Company Act of 1997, as amended if amended, to the degree that they are not inconsistent with the specific provisions of this Operating Agreement.

Exhibit 10.2 -- Page 45

IN WITNESS WHEREOF, following adoption of this Operating Agreement by the Manager(s), the Members have executed this Operating Agreement as of the date first set forth above.

MEMBER:
Accelera Innovations, Inc.

by: /s/John Wallin	Dated December 12, 2013

AGREED

/s/ Rose Gallagher	Dated December 12, 2013
Rose Gallagher, Manager

Exhibit 10.2 -- Page 46

EXHIBIT  A

Name and Address of Each Member	Capital Contribution:	Number of Units:	Per Cent Ownership:
:

Accelera Innovations, Inc.	$1,000.00	1,000,000	100%

Exhibit 10.2 -- Page 47